Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215913) of Ramaco Resources, Inc. of our report dated March 28, 2017, with respect to the consolidated balance sheets of Ramaco Resources, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, members’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2016, which report appears in the December 31, 2016 Annual Report on Form 10-K of Ramaco Resources, Inc. dated March 28, 2017.

/s/ Briggs & Veselka Co.

Houston, Texas

March 28, 2017